AMENDMENT TO INVESTMENT ADVISORY AGREEMENT
              BETWEEN CURIAN SERIES TRUST AND CURIAN CAPITAL, LLC

     This AMENDMENT is made by and between CURIAN CAPITAL, LLC, a Michigan limited liability company (the "Adviser"), and CURIAN SERIES TRUST, a Massachusetts business trust (the "Trust").

     WHEREAS,  the  Adviser  and  the  Trust entered into an Investment Advisory
Agreement  effective  March  22,  2011  (the  "Agreement").

     WHEREAS, the parties have agreed to amend Section 6, "Term of Agreement," in order to clarify the annual approval date of the Agreement.

     NOW  THEREFORE, the parties hereby agree to amend the Agreement as follows:

Section 6, "Term of Agreement," is deleted and replaced in its entirety with the following:

     6.  TERM  OF  AGREEMENT
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     This  Agreement  will  become  effective as to a Fund upon execution or, if later, the date that initial capital for such Series is first provided to it. If approved by the affirmative vote of a majority of the outstanding voting securities (as defined by the Act) of a Fund with respect to such Fund, voting separately from any other Fund of the Trust, this Agreement shall continue in full force and effect with respect to such Fund for two years from the date of the effective date of the initial Investment Advisory Agreement with regard to all Fund(s) covered by this Agreement. After the initial two-year period with respect to a Fund, this Agreement will continue from year to year through December 31st for each Fund covered by this Agreement, as listed on Schedule A, provided that such continuation is specifically approved at least annually (i)
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by  the  Trustees  by vote cast in person at a meeting called for the purpose of voting on such renewal, or by the vote of a majority of the outstanding voting securities (as defined by the Act) of such Fund with respect to which renewal is to be effected, and (ii) by a majority of the non-interested Trustees by a vote cast in person at a meeting called for the purpose of voting on such renewal. Any approval of this Agreement or the renewal thereof with respect to a Fund by the vote of a majority of the outstanding voting securities of that Fund, or by the Trustees which shall include a majority of the non-interested Trustees, shall be effective to continue this Agreement with respect to that Fund notwithstanding (a) that this Agreement or the renewal thereof has not been so approved as to any other Fund, or (b) that this Agreement or the renewal thereof has not been so approved by the vote of a majority of the outstanding voting securities of the Trust as a whole.

     IN WITNESS WHEREOF, the Adviser and the Trust have caused this Amendment to be executed as of this 14th day of December, 2012. This Amendment may be executed in two or more counterparts, which together shall constitute one document.

ATTEST:                               CURIAN CAPITAL, LLC

/s/ Bonnie M. Howe                    By: /s/ Michael A. Bell
------------------                        -------------------
Bonnie M. Howe                        Name:  Michael A. Bell
                                      Title:  President and CEO

ATTEST:                               CURIAN SERIES TRUST

/s/ Emily J. Eibergen                 By: /s/ Diana R. Gonzalez
---------------------                 ---------------------
Emily J. Eibergen                     Name:  Diana R. Gonzalez
                                      Title:   Assistant Vice President